Coffee Holding Co., Inc. Reports Results for Three and Six Months Ended April 30, 2018

STATEN ISLAND, New York – June 7, 2018. Coffee Holding Co., Inc. (Nasdaq: JVA) (the “Company” or “Coffee Holding Company”) today announced its operating results for the three and six months ended April 30, 2018.

Net Sales. Net sales totaled $22,193,898 for the three months ended April 30, 2018, an increase of $4,406,795, or 24.8%, from $17,787,103 for the three months ended April 30, 2017. Net sales totaled $44,277,116 for the six months ended April 30, 2018, an increase of $6,857,647, or 18.3%, from $37,419,469 for the six months ended April 30, 2017. The increase in net sales reflects the Company’s increased sales of branded and private label coffee and wholesale green beans to both new and existing customers.

Cost of Sales. Cost of sales for the three months ended April 30, 2018 was $18,326,914, or 82.6% of net sales, as compared to $15,144,534, or 85.1% of net sales, for the three months April 30, 2017. Cost of sales for the six months ended April 30, 2018 was $36,614,421, or 82.7% of net sales, as compared to $31,645,614, or 84.6% of net sales, for the six months April 30, 2017. The increase in cost of sales reflects the change in the product mix and the inclusion of results of the Company’s subsidiary CFI which results were partially included for the six months ended April 30, 2017.

Gross Profit. Gross profit for the three months ended April 30 2018 was $3,866,984, an increase of $1,224,415 from $2,642,569 for the three months ended April 30, 2017. Gross profit as a percentage of net sales increased to 17.4% for the three months ended April 30, 2018 from 14.9% for the three months ended April 30, 2017. Gross profit for the six months ended April 30 2018 was $7,662,695, an increase of $1,888,840 from $5,773,855 for the six months ended April 30, 2017. Gross profit as a percentage of net sales increased to 17.3% for the six months ended April 30, 2018 from 15.4% for the six months ended April 30, 2017. The increase in gross profits resulted from improved margins on the Company’s wholesale and roasted business.

Operating Expenses. Total operating expenses increased by $458,853 to $3,003,498 for the three months ended April 30, 2018 from $2,544,645 for the three months ended April 30, 2017. These increases are all the result of the Company’s reinvestment in the Company’s growth and expansion strategy. Total operating expenses increased by $847,063 to $5,910,582 for the six months ended April 30, 2018 from $5,063,519 for the six months ended April 30, 2017.

Net Income. The Company had net income of $510,849 or $0.09 per share basic and diluted, for the three months ended April 30, 2018 compared to net income of $1,737, or $0.00 per share basic and diluted for the three months ended April 30, 2017. The increase in net income was due primarily to the reasons described above. The Company had net income of $942,236 or $0.16 per share basic and diluted, for the six months ended April 30, 2018 compared to net income of $377,519, or $0.06 per share basic and diluted for the six months ended April 30, 2017. The increase in net income was due primarily to the reasons described above.

“For the fourth consecutive reporting period, we have achieved strong top line growth. We increased our sales by 24.8% this quarter as compared to the same period last year. For the first six months of fiscal 2018, we have grown our revenues by 18.3% as compared to the same period last year. Our sales growth has been accompanied by an increase in our gross profit margins of 1.9% during the first six months to 17.3% compared to 15.4% during the first six months of fiscal 2017. This margin expansion has been the result of an improved mix of our product sales and has occurred over all three core areas of our business - Green coffee sales, sales of our Brands and sales of our Private Label to our customers. Although our gross margins improved, I believe that such improvement would have been even better if it were not for the fact that coffee prices remain overly depressed during this period putting pressure on our selling prices for wholesale green coffee, as well as necessitating additional promotions on private label to remain competitive with the national brands. Despite this commodity headwind, we earned $0.09 per share this quarter, which is a notable improvement over recent quarters, reinforcing my belief that we have made the necessary internal changes and have turned the corner in our ability to translate efforts into profits.

Finally, in late April, we acquired substantially all of the assets of Steep N Brew Coffee Company through Generations Coffee Company LLC, the Company’s specialty coffee joint venture in Ohio (“Generations”). Steep N Brew, located in Madison, Wisconsin, is a high-end specialty roaster with a strong presence in the Midwest, with a large widespread customer base. We believe we can leverage their customer base in our favor by expanding our existing branded portfolio into their distribution network as well as utilizing our existing customer base for their coffee brands and ancillary products. Trailing twelve-month revenues at Steep N Brew at the time of the acquisition were approximately $7.0 million. The purchase price was comprised of (i) a cash payment of $1.6 million, (ii) a cash payment of $1.1 million for the payment for the inventory purchased under the asset purchase agreement and (iii) the issuance of a promissory note in the principal amount of $150,000. This acquisition will be operated as part of Generations as Steep N Brew’s business model is highly similar to our highly successful Generations operation and we expect the transaction will be immediately accretive to future earnings,” stated Andrew Gordon, President and CEO of Coffee Holding.

About Coffee Holding

Coffee Holding Co., Inc. is a leading integrated wholesale coffee roaster and dealer in the United States and one of the few coffee companies that offers a broad array of coffee products across the entire spectrum of consumer tastes, preferences and price points. Coffee Holding has been a family-operated business for three generations and has remained profitable through varying cycles in the coffee industry and the economy. The Company’s private label and branded coffee products are sold throughout the United States, Canada and abroad to supermarkets, wholesalers, and individually owned and multi-unit retail customers.

Any statements that are not historical facts contained in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including the Company’s outlook on future margin performance and its share repurchase program. Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be forward-looking statements. We have based these forward-looking statements upon information available to management as of the date of this release and management’s expectations and projections about certain future events. It is possible that the assumptions made by management for purposes of such statements may not materialize. Such statements may involve risks and uncertainties, including but not limited to those relating to product demand, pricing, market acceptance, hedging activities, the effect of economic conditions, intellectual property rights, the outcome of competitive products, risks in product development, the results of financing efforts, the ability to complete transactions, and other factors discussed from time to time in the Company’s Securities and Exchange Commission filings. The Company undertakes no obligation to update or revise any forward-looking statement for events or circumstances after the date on which such statement is made.

Company Contact

Coffee Holding Co., Inc.

Andrew Gordon

President & CEO

718-832-0800

COFFEE HOLDING CO., INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

APRIL 30, 2018 AND OCTOBER 31, 2017

	April 30, 2018	October 31, 2017
	(Unaudited)
- ASSETS -
CURRENT ASSETS:
Cash	$3,232,113	$2,325,650
Accounts receivable, net of allowances of $144,000 for 2018 and 2017	13,931,417	13,441,802
Inventories	16,345,937	16,310,572
Prepaid green coffee	112,397	171,350
Prepaid expenses and other current assets	350,294	593,825
Prepaid and refundable income taxes	447,351	472,814
Due from broker	642,046
TOTAL CURRENT ASSETS	35,061,555	33,316,013

Machinery and equipment, at cost, net of accumulated depreciation of $5,895,426 and $5,557,899 for 2018 and 2017, respectively	2,831,939	2,439,338
Customer list and relationships, net of accumulated amortization of $87,500 and $72,250 for 2018 and 2017, respectively	352,500	367,750
Trademarks	820,000	820,000
Other intangible assets	331,124	331,124
Non-compete	150,000
Goodwill	2,548,969	1,794,265
Equity method investments	90,085	94,643
Deferred income tax asset	13,968	339,748
Deposits and other assets	522,633	497,529
TOTAL ASSETS	$42,722,773	$40,000,410

- LIABILITIES AND STOCKHOLDERS’ EQUITY -
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$2,917,399	$4,430,626
Line of credit	12,207,727	8,407,527
Due to broker		210,862
Note payable	150,000
Income taxes payable	300	1,346
TOTAL CURRENT LIABILITIES	15,275,426	13,050,361

Deferred income tax liabilities	366,054	629,680
Deferred rent payable	241,261	240,379
Deferred compensation payable	513,633	488,529
TOTAL LIABILITIES	16,396,374	14,408,949

STOCKHOLDERS’ EQUITY:
Coffee Holding Co., Inc. stockholders’ equity:
Preferred stock, par value $.001 per share; 10,000,000 shares authorized; no shares issued and outstanding	-	-
Common stock, par value $.001 per share; 30,000,000 shares authorized, 6,494,680 shares issued; 5,702,342 and 5,805,935 shares outstanding as of April 30 2018 and October 31, 2017, respectively	6,494	6,494
Additional paid-in capital	16,103,283	16,104,075
Retained earnings	13,287,726	12,345,490
Less: Treasury stock, 792,338 and 688,745 common shares, at cost as of April 30, 2018 and October 31, 2017, respectively	(3,942,508)	(3,504,510)
Total Coffee Holding Co., Inc. Stockholders’ Equity	25,454,995	24,951,549
Noncontrolling interest	871,404	639,912
TOTAL EQUITY	26,326,399	25,591,461
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$42,722,773	$40,000,410

COFFEE HOLDING CO., INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

THREE AND SIX MONTHS ENDED APRIL 30, 2018 AND 2017

(Unaudited)

	Six Months Ended April 30,		Three Months Ended April 30,
	2018	2017	2018	2017
NET SALES	$44,277,116	$37,419,469	$22,193,898	$17,787,103

COST OF SALES (including $4.4 and $2.2 million of related party costs for the six months ended April 30, 2018 and 2017, respectively. Including $3.0 and $1.4 million for the three months ended April 30, 2018 and 2017, respectively.)	36,614,421	31,645,614	18,326,914	15,144,534

GROSS PROFIT	7,662,695	5,773,855	3,866,984	2,642,569

OPERATING EXPENSES:
Selling and administrative	5,570,082	4,715,679	2,833,248	2,365,395
Officers’ salaries	340,500	347,840	170,250	179,250
TOTAL	5,910,582	5,063,519	3,003,498	2,544,645

INCOME FROM OPERATIONS	1,752,113	710,336	863,486	97,924

OTHER INCOME (EXPENSE)
Interest income	7,737	23,389	4,690	10,958
Gain (loss) from equity method investment	(4,558)	252	257	(1,067)
Interest expense	(186,649)	(124,239)	(94,141)	(66,495)
TOTAL	(183,470)	(100,598)	(89,194)	(56,604)

INCOME BEFORE PROVISION (BENEFIT) FOR INCOME TAXES AND NON-CONTROLLING INTEREST IN SUBSIDIARY	1,568,643	609,738	774,292	41,320

Provision (benefit) for income taxes	394,916	135,220	181,152	(35,893)

NET INCOME BEFORE NON-CONTROLLING INTEREST IN SUBSIDIARY	1,173,727	474,518	593,140	77,213
Less: Net (income) attributable to the non-controlling interest	(231,491)	(96,999)	(82,291)	(75,476)

NET INCOME ATTRIBUTABLE TO COFFEE HOLDING CO., INC.	$942,236	$377,519	$510,849	$1,737

Basic and diluted earnings per share	$.16	$.06	$.09	$.00

Weighted average common shares outstanding:
Basic and diluted	5,743,967	5,862,722	5,721,635	5,862,123

COFFEE HOLDING CO., INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

SIX MONTHS ENDED APRIL 30, 2018 AND 2017

(Unaudited)

	2018	2017
OPERATING ACTIVITIES:
Net income	$1,173,727	$474,518
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	352,777	372,962
Unrealized (gain) loss on commodities	(852,908)	735,331
(Gain) loss on equity method investments	4,558	(252)
Deferred rent	882	4,582
Deferred income taxes	307,450	(340,077)
Changes in operating assets and liabilities:
Accounts receivable	(403,173)	3,024,956
Inventories	1,105,528	(407,059)
Prepaid expenses and other current assets	306,413	94,304
Prepaid green coffee	58,953	45,756
Prepaid and refundable income taxes	25,463	363,156
Accounts payable and accrued expenses	(1,513,226)	(1,298,619)
Deposits and other assets		4,156
Income taxes payable	(1,046)	25,511
Net cash provided by operating activities	565,398	3,099,225

INVESTING ACTIVITIES:
Cash paid for investment in subsidiary, net of cash acquired		(2,893,275)
Purchases of machinery and equipment	(280,128)	(386,666)
Cash paid for business acquisition	(2,740,217)
Net cash used in investing activities	(3,020,345)	(3,279,941)

FINANCING ACTIVITIES:
Advances under bank line of credit	3,800,200	3,900,200
Purchase of treasury stock	(438,790)	(15,829)
Principal payments under bank line of credit		(3,465,000)
Net cash provided by financing activities	3,361,410	419,371

NET INCREASE IN CASH	906,463	238,655

CASH, BEGINNING OF PERIOD	2,325,650	3,227,981

CASH, END OF PERIOD	$3,232,113	$3,466,636

SUPPLEMENTAL DISCLOSURE OF CASH FLOW DATA:
Interest paid	$178,293	$121,000
Income taxes paid	$26,863	$74,826

COFFEE HOLDING CO., INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

SIX MONTHS ENDED APRIL 30, 2018 AND 2017

(Unaudited)

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
On April 24, 2018 Generations Coffee Company acquired the assets of Steep & Brew, Inc.:

Accounts receivable	$86,442
Inventory	1,140,893
Equipment	450,000
Prepaid expenses	62,882
Non-compete	150,000
Goodwill	1,000,000

Less: Note payable	150,000

Net cash paid	$2,740,217